EXHIBIT 10.2

GUARANTY AGREEMENT

      THIS GUARANTY AGREEMENT (this "Guaranty") is given as of the 9th day of January, 2011, by INTEST CORPORATION, a Delaware corporation ("Guarantor"), to and for the benefit of COLUMBIA CALIFORNIA WARM SPRINGS INDUSTRIAL, LLC, and its successors and assigns (collectively, "Landlord").

R E C I T A L S

      A.   Landlord and INTEST SILICON VALLEY CORPORATION ("Tenant") are parties to that certain lease agreement dated concurrently herewith (the "Lease"), pursuant to which Landlord leased to Tenant, and Tenant accepted from Landlord, certain premises described in the Lease (the "Premises") located at 47777 Warm Springs Boulevard, Fremont, California.

      B.   As a condition to entering into the Lease, Landlord is requiring Guarantor to guaranty and become surety for the payment and performance of all of the covenants, representations, obligations and liabilities of Tenant under the Lease.

      NOW, THEREFORE, for and in consideration of Landlord's agreement to allow Guarantor to purchase the shares of Tenant, and the covenants of Guarantor herein contained, and intending to be legally bound hereby, Guarantor hereby covenants as follows:

      1.   Guarantor hereby irrevocably and unconditionally guarantees and becomes surety for the prompt and faithful payment and performance of all of the covenants, obligations and liabilities of Tenant, its successors and assigns, under the Lease, including, but not limited to, the payments of all installments of Rent (as defined in the Lease), all damages in the event of any uncured Event of Default (as defined in the Lease), and other sums due Landlord thereunder, and also for all representations of Tenant under the Lease. All of such obligations are incorporated herein.

      2.   Guarantor expressly consents to any extension of time, leniency, amendment, modification, waiver, forbearance or any changes which may be made in any terms and conditions of the Lease by written agreement of Landlord and Tenant and in accordance with the Lease, and no such change, modification, extension, waiver or forbearance shall release Guarantor from any liability or obligation hereby incurred or assumed. Guarantor further expressly waives any notice of default in or under any of the terms of the Lease, as amended, and waives all setoffs and counterclaims; provided, however, that Guarantor shall be entitled to receive copies of any notices of default sent by Landlord to Tenant, if but only if the named Tenant shall have assigned its interest in the Lease to a person or entity not affiliated with Guarantor, and shall be given the same right concurrently to cure any default as that afforded Tenant under the Lease (excluding any defaults which, by their nature, are not susceptible of cure by Guarantor).

      3.   It is specifically understood and agreed that if an uncured Event of Default by Tenant occurs under the Lease, Landlord shall be entitled to commence any action or proceeding against Guarantor, or otherwise exercise any available remedies at law or in equity to enforce the provisions of this Guaranty without first commencing any action or otherwise proceeding against Tenant or any other party, or otherwise exhausting all of its available remedies against Tenant.

      4.   In the event that any action is commenced by Landlord to enforce the provisions of this Guaranty, Landlord shall, if it prevails in such action, be entitled to recover from Guarantor the reasonable costs of such action including reasonable attorneys' fees.

      5.   No payment by Guarantor to Landlord during the term of this Guaranty shall entitle Guarantor, by subrogation or otherwise, to any payment from Tenant under or out of the property of Tenant, including but not limited to the revenues derived from the demised premises under the Lease, except after payment in full to Landlord of all amounts due and payable by Tenant to Landlord pursuant to the Lease.

      6.   The liability of the Guarantor shall not be deemed to be waived, released, discharged, impaired or affected by reason of the release or discharge of Tenant or any assignee in any condition, receivership, bankruptcy (including Chapter VII or Chapter XI bankruptcy proceedings or other reorganization proceedings under the Bankruptcy Code) or other insolvency proceeding, or the rejection or disaffirmation of Tenant or any assignee in any such insolvency proceeding, and shall continue with respect to all obligations which would have accrued under the Lease absent such rejection or disaffirmation of the Lease.

      7.   Guarantor acknowledges that it is financially interested in Tenant.

      8.   Following the termination of this Guaranty, Landlord will, at the request of Guarantor, execute such documents as Guarantor may reasonably request to acknowledge that this Guaranty is terminated and the Guarantor has no further liability or obligation hereunder.

      9.   This Guaranty shall inure to the benefit of Landlord, its heirs, personal representatives, successors and assigns and shall be binding upon the heirs, personal representatives, successors and assigns of the Guarantor.

      10.  This Guaranty shall be enforced in accordance with the laws of the State of California.

      11.  This Guaranty shall be irrevocable and shall continue notwithstanding any assignment, sublease or other transfer of the Lease or the Premises or any interest therein. The obligations of Guarantor, if more than one person or entity, shall be the joint and several obligations of such parties.

      IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the day and year first above written.
INTEST CORPORATION
Witness: /s/ Susan M. Dawson	By: /s/ Hugh T. Regan, Jr. Names: Hugh T. Regan, Jr. Title: CFO
	Address:	804 East Gate Drive, Suite 200 Mt. Laurel, NJ 08054
	Tax ID No.:	22-2370659